Exhibit 99.1

NEWS RELEASE

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Rick Wyatt (Bond Investors)
Rick.Wyatt@hii-co.com
757-380-2101

Huntington Ingalls Industries Announces Proposed

Offering of Senior Notes Due 2021

NEWPORT NEWS, Va. (Nov. 17, 2014) — Huntington Ingalls Industries, Inc. (NYSE: HII) (“HII” or the “Company”) announced today an offering by HII of $600 million aggregate principal amount of Senior Notes due 2021 (the “Notes”).

The Notes will be general unsecured obligations, ranking equally in right of payment with all of the Company’s and guarantors’ existing and future unsecured senior indebtedness and senior in right of payment to any of the Company’s and guarantors’ future subordinated indebtedness.

The Company also launched this morning a cash tender offer and consent solicitation with respect to the Company’s outstanding 6.875% Senior Notes due 2018 (the “2018 Notes”). The Company intends to use the net proceeds from the sale of the Notes and cash on hand to pay the consideration for the tender offer and consent solicitation, plus fees and expenses, and, if all 2018 Notes are not tendered pursuant to the tender offer, to fund the redemption of these 2018 Notes that remain outstanding after the completion of the tender offer. Any remaining proceeds will be used for general corporate purposes.

The Notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of an offering circular.

Huntington Ingalls Industries designs, builds and manages the life-cycle of the most complex nuclear and conventionally-powered ships for the U.S. Navy and Coast Guard. For more than a

Huntington Ingalls Industries

4101 Washington Ave. — Newport News, VA 23607

http://newsroom.huntingtoningalls.com

century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. HII also provides engineering and project management services expertise to the commercial energy industry, the Department of Energy and other government customers. Headquartered in Newport News, Virginia, HII employs approximately 39,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include the failure to consummate the Tender Offer and potential changes in market conditions that could cause actual results to differ materially. You should not place undue reliance on any forward-looking statements that we may make. These forward-looking statements speak only as of the date of this press release, and we undertake no obligation to update or revise any of these statements.

Huntington Ingalls Industries

4101 Washington Avenue — Newport News, VA 23607

www.huntingtoningalls.com/media